AMENDMENT TO PORTFOLIO MANAGEMENT
                          AGREEMENT DATED MARCH 8, 2004
    (THE "AGREEMENT") BY AND BETWEEN USALLIANZ ADVISERS LLC (THE "MANAGER"),
       USALLIANZ VARIABLE INSURANCE PRODUCTS TRUST (THE "TRUST") AND DAVIS
                SELECTED ADVISERS, L.P. (THE "PORTFOLIO MANAGER")

                            Effective March 8, 2004

In connection with securities transactions for a series of the Trust (a "Fund"), the Portfolio Manager that is (or whose affiliated person is) entering into the transaction, and any other portfolio manager that is advising an affiliate of the Fund (collectively, the "Portfolio Managers", for the purpose of this Amendment) entering into the transaction are prohibited from consulting with each other concerning transactions for the Fund in securities or other assets.


This prohibition does not apply to communications in connection with the
Manager's: (i) responsibility for evaluating and monitoring the Portfolio Manager(s); (ii) determination of the allocation of assets among the Portfolio Manager(s); and (iii) investment discretion with respect to the investment of Fund assets not otherwise assigned to a portfolio manager.




                        USALLIANZ VARIABLE INSURANCE PRODUCTS TRUST


                        By:             /s/ Christopher H. Pinkerton
                        Printed Name:   Christopher H. Pinkerton
                        Title:          President



                        USALLIANZ ADVISERS LLC


                        By:             /s/ Jeffrey Kletti
                        Printed Name:   Jeffrey Kletti
                        Title:          Senior Vice President



                        DAVIS SELECTED ADVISERS, L.P.
                        By:             /s/ Kenneth Eich
                        Printed Name:   Kenneth Eich
                        Title:          COO